SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NAVIGANT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2080967
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

84 Inverness Circle East Englewood, Colorado	80112
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates:             (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to purchase Series A Preferred Stock

Title of Class

AMENDMENT NO. 1 TO FORM 8-A

This Amendment No. 1 amends and supplements the Registration Statement on Form 8-A (the “Form 8-A”) initially filed with the Securities and Exchange Commission on July 19, 2005 by Navigant International, Inc., a Delaware corporation (the “Company”), as set forth below.

Item 1.	Description of Registrant’s Securities to Be Registered.

On April 27, 2006, the Company announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Carlson Wagonlit B.V. (“CWT”) and Horizon Merger Corp., pursuant to which CWT will acquire the Company (the “Merger”).

Immediately prior to the execution of the Merger Agreement, the Company and American Stock Transfer & Trust Company (the “Rights Agent”) entered into an amendment (the “Rights Agreement Amendment”) to the Rights Agreement (the “Rights Agreement”) dated as of July 18, 2005, which (i) provides that neither the execution of the Merger Agreement nor the consummation of the Merger will trigger the provisions of the Rights Agreement and (ii) extends the final expiration date of the rights from July 18, 2006 until December 31, 2006.

The Rights Agreement Amendment provides that neither CWT nor any of its affiliates, associates, or stockholders, or the general partners, limited partners, or members of such stockholders (the “Exempted Persons”), shall be deemed to be an “Acquiring Person,” and neither a “Distribution Date” nor a “Stock Acquisition Date” shall be deemed to have occurred, in each case solely by virtue of or as a result of (i) any agreements, arrangements or understandings among the Exempted Persons in connection with the Merger Agreement or the Merger, (ii) the execution and delivery of the Merger Agreement or (iii) the acquisition of any shares of Company common stock pursuant to the Merger Agreement or the consummation of the Merger. The Rights Agreement Amendment also extends the “Final Expiration Date” from July 18, 2006 until December 31, 2006 and redefines “Final Expiration Date” to include a potential earlier date and time at which the Merger becomes effective.

The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement Amendment, which is filed as an exhibit hereto, and is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

4.1	Amendment No. 1 to the Rights Agreement, dated as of April 26, 2006, between Navigant International, Inc. and American Stock Transfer & Trust Company, as rights agent

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 27, 2006

NAVIGANT INTERNATIONAL, INC.
a Delaware corporation

By:	/s/ Robert C. Griffith
	Name:	Robert C. Griffith
	Title:	Chief Operating Officer, Chief
Financial Officer and Treasurer
(Principal Financial and
Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amendment No. 1 to the Rights Agreement, dated as of April 26, 2006, between Navigant International, Inc. and American Stock Transfer & Trust Company, as rights agent

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